Exhibit 99.1

          L. B. Foster Company Reports Improved Third Quarter Results



    PITTSBURGH, Oct. 21 /PRNewswire-FirstCall/ -- L.B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income from continuing operations of $1.4 million ($0.14 per share) in 2003 versus a net loss from continuing operations of $2.4 million ($0.26 per share) in the third quarter of 2002.

    Net income for the third quarter of 2003 was $2.9 million ($0.30 per share) versus a net loss of $2.7 million ($0.29 per share) for the third quarter of 2002. Net income for the third quarter of 2003 includes $1.5 million in net income from discontinued operations (related to the Company's Foster Technologies subsidiary), versus a net loss from discontinued operations of $0.3 million in 2002. The income from discontinued operations for the current quarter of 2003 comes primarily from the release of a $1.6 million valuation allowance against foreign net operating losses that are expected to be utilized as a result of the imminent dissolution of this subsidiary.

    Net sales for the third quarter of 2003 were $75.8 million compared to $67.0 million in 2002, an increase of 13%. Gross margins improved slightly by
0.1 percentage point to 12.6%. Selling and administrative expenses increased $0.4 million or 5% over the same prior year period, primarily due to personnel related costs accrued in the current quarter. Other (income) expense improved by $4.2 million compared to the prior year third quarter due primarily to last year's adjustments which included a $2.3 million charge related to mark-to-market accounting for derivative instruments and a $1.8 million charge related to the impairment of the Company's equity investment in a specialty trackwork supplier. Third quarter interest expense declined 14% from the prior year due to a $5.5 million reduction in debt.

    For the nine months ended September 30, 2003, the Company reported net income from continuing operations of $2.6 million ($0.27 per share) versus a net loss from continuing operations of $1.4 million ($0.14 per share) for the same period a year ago.

    Including net income from discontinued operations of $1.3 million ($0.13 per share), the Company reported net income of $3.8 million ($0.40 per share) for the first nine months of 2003. This compares to the first nine months of 2002 net loss of $6.7 million ($0.71 per share) which included a loss from discontinued operations of $1.0 million ($0.10 per share) and a non-cash charge of $4.4 million ($0.46 per share) from the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

    Net sales for the nine months ended September 30, 2003 were $211.1 million compared to $200.9 million in 2002, an increase of 5% resulting from increases in the Rail and Pipe Products segments. Gross margins improved by 0.3 percentage points to 12.2%, while selling and administrative expenses increased $0.9 million or 4% over the same prior year period. The gross profit margin improvement was due to improved margins in both the Rail and Pipe Products segments. The increase in selling and administrative costs was due to additions to the sales force and personnel related costs, as well as increased risk management costs. Other (income) expense improved by $4.1 million over the same prior year period primarily as a result of the previously mentioned prior year $2.3 million charge related to mark-to-market accounting for derivative instruments and a $1.8 million charge related to the impairment of the Company's equity investment in a specialty trackwork supplier. Interest expense declined 12% as a result of the previously mentioned reduction in corporate borrowings.

    Cash flow from operations was slightly negative for the nine months ended September 30, 2003 primarily due to increased accounts receivable balances from the higher sales activity and increased inventory over prior year end levels. Capital expenditures for the nine months ended September 30, 2003 were $2.0 million as compared to $3.9 million for capital improvements and $2.2 million for the Greulich acquisition in the same period of 2002. Additionally, the Company reduced its corporate borrowings by approximately $1.3 million during the first nine months of 2003.

    "We are extremely pleased with our operating performance in the third quarter despite the continued weak industrial and uncertain public works markets," stated Stan Hasselbusch, President and Chief Executive Officer.

    "Consistent with the first two quarters, rail distribution and tubular products led the way in the third quarter. Rail distribution revenue increased 20% and tubular sales were up 48% over the same period in 2002. The profitability from increased sales in these two areas, combined with improved plant contributions, fueled our operating profit improvement.

    On a concerning note, we are disappointed in the federal government's delay in reauthorizing a meaningful highway and transit bill. The current bill, TEA-21, which expired September 30th, has been extended five months. Since public funding under this legislation impacts over 40% of our business, passage of a new, improved bill is vital for growth and improved profitability in the future, and we expect Washington to press diligently for successor legislation."

    The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects, the Company's ability to obtain special trackwork products and continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements.



               CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
                    L. B. FOSTER COMPANY AND SUBSIDIARIES
                   (In Thousands, Except Per Share Amounts)

                                        Three Months Ended   Nine Months Ended
                                            September 30,      September 30,
                                            2003     2002     2003      2002
                                            (Unaudited)        (Unaudited)

          NET SALES                      $75,802  $66,965  $211,117  $200,944

          COSTS AND EXPENSES:
           Cost of goods sold             66,261   58,621   185,447   177,104
           Selling and administrative
             expenses                      7,096    6,732    20,493    19,624
           Interest expense                  576      669     1,733     1,976
           Other (income) expense           (381)   3,834      (755)    3,324
                                          73,552   69,856   206,918   202,028

          INCOME (LOSS) FROM CONTINUING
           OPERATIONS
          BEFORE INCOME TAXES AND
           CUMULATIVE EFFECT
           OF CHANGE IN ACCOUNTING
           PRINCIPLE                       2,250   (2,891)    4,199    (1,084)

          INCOME TAXES                       871     (446)    1,633       270

          INCOME (LOSS) FROM CONTINUING
           OPERATIONS BEFORE CUMULATIVE
           EFFECT OF CHANGE IN
           ACCOUNTING PRINCIPLE            1,379   (2,445)    2,566    (1,354)

          DISCONTINUED OPERATIONS:
          LOSS FROM OPERATIONS OF FOSTER
           TECHNOLOGIES                      (70)    (302)     (510)     (951)
          INCOME TAX BENEFIT              (1,616)       0    (1,789)        0
          INCOME (LOSS) ON DISCONTINUED
           OPERATIONS                      1,546     (302)    1,279      (951)
          CUMULATIVE EFFECT OF CHANGE IN
           ACCOUNTING PRINCIPLE, NET OF
           TAX                                 0        0         0    (4,390)

          NET INCOME (LOSS)               $2,925  ($2,747)   $3,845   ($6,695)

          BASIC AND DILUTED EARNINGS
           (LOSS) PER SHARE:
             FROM CONTINUING OPERATIONS
              BEFORE CUMULATIVE
              EFFECT OF CHANGE IN
              ACCOUNTING PRINCIPLE         $0.14   ($0.26)    $0.27    ($0.14)
             FROM DISCONTINUED
              OPERATIONS, NET OF TAX        0.16    (0.03)    $0.13    ($0.10)
             CUMULATIVE EFFECT OF CHANGE
              IN ACCOUNTING PRINCIPLE,
              NET OF TAX                    0.00     0.00      0.00    ($0.46)
          BASIC AND DILUTED EARNINGS
           (LOSS) PER SHARE                $0.30   ($0.29)    $0.40    ($0.71)

          AVERAGE NUMBER OF COMMON
           SHARES OUTSTANDING - BASIC      9,593    9,519     9,562     9,485

          AVERAGE NUMBER OF COMMON
           SHARES OUTSTANDING - DILUTED    9,774    9,526     9,682     9,500


          * Since the Company incurred losses applicable to common stockholders in all 2002 periods presented, the inclusion of dilutive securities in the calculation of weighted average common shares is anti-dilutive and therefore, there is no difference between basic and diluted earnings per share.

                      L. B. Foster Company and Subsidiaries
                            Consolidated Balance Sheet
                                     ($ 000's)


                                              September 30,      December 31,
                                                   2003              2002
      ASSETS                                   (Unaudited)

      CURRENT ASSETS:
         Cash and cash items                           $17            $3,653
         Accounts and notes receivable:
            Trade                                   49,741            39,294
            Other                                      144                69
         Inventories                                36,910            32,925
         Current deferred tax assets                 1,494             1,494
         Other current assets                        1,044               696
         Property held for resale                      446                 -
         Current assets of discontinued
          operations                                     -               138
             Total Current Assets                   89,796            78,269

      OTHER ASSETS:
         Property, plant & equipment-net            33,924            36,083
         Goodwill                                      350               350
         Other intangibles - net                       625               739
         Investments                                13,460            12,718
         Deferred tax assets                         6,021             4,454
         Other non-current assets                      979             1,175
         Assets of discontinued
          operations                                     1               196
              Total Other Assets                    55,360            55,715

                                                  $145,156          $133,984

      LIABILITIES AND STOCKHOLDERS'
       EQUITY

      CURRENT LIABILITIES:
         Current maturities of long-term
          debt                                        $724              $825
         Short-term borrowings                       1,172                 -
         Accounts payable-trade and other           30,490            24,094
         Accrued payroll and employee
          benefits                                   3,172             2,413
         Current deferred tax liabilities            1,474             1,474
         Other accrued liabilities                   4,146             2,695
         Liabilities of discontinued
          operations                                   148                74
             Total Current Liabilities              41,326            31,575

      LONG-TERM BORROWINGS                          21,000            23,000
      OTHER LONG-TERM DEBT                           3,615             3,991
      DEFERRED TAX LIABILITIES                       4,195             4,195
      OTHER LONG-TERM LIABILITIES                    4,762             5,210

      STOCKHOLDERS' EQUITY:
         Class A Common stock                          102               102
         Paid-in Capital                            34,972            35,143
         Retained Earnings                          39,053            35,208
         Treasury Stock                             (3,155)           (3,629)
         Accumulated Other Comprehensive
          Loss                                        (714)             (811)
             Total Stockholders' Equity             70,258            66,013

                                                  $145,156          $133,984



SOURCE  L. B. Foster Company
    -0-                             10/21/2003
    /CONTACT: / Stan L. Hasselbusch of LB Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or email, investors@LBFosterCo.com /
    (FSTR)

CO:  L. B. Foster Company
ST:  Pennsylvania
IN:  CST TRN
SU:  ERN SLS